TANDYCRAFTS, INC. TO INCUR PRE-TAX CHARGES TO REPOSITION ITS
                         JOSHUA'S CHRISTIAN STORES CHAIN

Fort Worth, Texas. March 31, 1997 -- TANDYCRAFTS, INC. (NYSE: TAC) announced today that it will incur pre-tax charges of up to $5.3 million in its third fiscal quarter ending March 31, 1997, as a result of actions designed to reposition its Joshua's Christian Stores chain. The charges include markdowns resulting from the liquidation of discontinued merchandise and certain costs associated with the closing of 13 under-performing stores. Joshua's currently has 71 stores.

Michael J. Walsh, Chief Executive Officer of Tandycrafts, stated: "In their efforts to reposition the chain, Joshua's new management team has reviewed the current merchandise assortment and has identified certain merchandise that will not be continued. We have decided to liquidate this merchandise as soon as possible in order to optimize our merchandise mix and enhance the look of our stores. We have also identified 13 under-performing stores which will be closed. These locations have limited potential for revenue growth and do not meet our current market and site location criteria. These actions, together with other cost cutting measures which have already been initiated, should position Joshua's to be profitable in fiscal 1998. We have already seen strong double-digit same-store sales growth at Joshua's in recent months and these actions should help to provide increased focus and restore a more profitable cost structure."

Mr. Walsh noted that "This action reflects our commitment to see all of Tandycrafts' operations profitable as we head into fiscal 1998. We have seen much progress during fiscal 1997 as we have continued to focus attention on the Company's most profitable and promising operations. On a fiscal year-to-date basis, all of Tandycrafts' current divisions are profitable except for Joshua's. We believe the efforts made this year, including this action, will help to position Tandycrafts' operating divisions to achieve a strong rebound in fiscal 1998."

Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties including, but not limited to, customer demand and trends, related inventory risks due to shifts in customer demand, risks associated with new business opportunities, competition, dependence on key personnel, the performance of each operating unit, relationships with key customers, commodity price fluctuations, new product introductions, interest rate fluctuations, recessionary factors, seasonality and other risks disclosed in the Company's latest annual report on Form 10-K filed with the Securities and Exchange Commission.

Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, and Sav-On Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions: Picture Frames and Framed Art and Tandy Wholesale International ("TWI").

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